EXHIBIT (11.2)

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THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES

CALCULATION OF FULLY DILUTED NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
(1) (All amounts in thousands, except per share amounts)

                                                    Second Quarter Ended      First Half Ended
                                                    --------------------    --------------------
                                                    June 30,     July 2,    June 30,     July 2,
                                                      1996        1995        1996        1995
                                                    --------    --------    --------    --------

NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                  $ 67,052    $102,160    $103,376    $163,902
                                                    ========    ========    ========    ========

AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS:
  Shares used in calculating primary earnings
   per share                                          53,240      54,489      53,354      56,087

  Additional dilutive effect of stock options after
   application of treasury stock method                              266           1         276
                                                    --------    --------    --------    --------
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS                                  53,240      54,755      53,355      56,363
                                                    ========    ========    ========    ========

FULLY DILUTED NET EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE                            $   1.26    $   1.87    $   1.94    $   2.91
                                                    ========    ========    ========    ========

(1) This calculation is submitted in accordance with 17 CFR 229.601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.
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